SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 20, 2007

LifeCare Holdings, Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	333-133319	51-0372090
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(IRS EMPLOYER IDENTIFICATION NO.)

5560 Tennyson Parkway

Plano, Texas 75024

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

Registrant’s telephone number, including area code: (469) 241-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 20, 2007, LifeCare Holdings, Inc. (the “Company”) announced that W. Earl Reed, III resigned as Chairman and Chief Executive Officer of the Company effective August 20, 2007, and will be succeeded in an interim capacity by William Hamburg. Mr. Hamburg, age 58, is President of Interim Management Solutions, a company that provides services for both public and private companies. It is expected that Mr. Hamburg will receive cash compensation for his services as interim Chief Executive Officer at substantially the same rate as was payable to Mr. Reed prior to his resignation. In addition, it is expected that Mr. Reed will receive the severance provided for in Section 5(d) of his employment agreement. The Company’s press release dated August 20, 2007, which includes additional information concerning Mr. Hamburg’s business experience, is attached as Exhibit 99.1 and incorporated herein by reference. Carl F. Pollard and Wayne T. Smith resigned as directors of the Company on August 22, 2007. At a special meeting of the Company’s board of directors held on August 24, 2007, Mr. Hamburg and William P. Johnston were elected to be directors of the Company. Mr. Hamburg will not receive any additional cash compensation for serving on the Company’s board of directors and Mr. Johnston will receive the same cash compensation for serving on the Company’s board of directors as is paid to each of the Company’s other outside directors. Mr. Johnston, former Chairman of Renal Care Group, serves as a director and advisor for several healthcare and financial services companies, including The Carlyle Group, the principal owner of the Company.

ITEM 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

99.1 The Company’s Press Release dated August 20, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LifeCare Holdings, Inc.

By:	/s/ PHILLIP B. DOUGLAS
Name:	Phillip B. Douglas
Title:	Chief Financial Officer

Date: August 22, 2007

EXHIBIT INDEX

Exhibit 99.1    The Company’s Press Release Dated August 20, 2007.